Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nathan’s Famous, Inc. and Subsidiaries on Form S-8 [File Nos. 333-1847222, 333-177736, and 333-240196] of our report dated June 12, 2024, with respect to our audits of the consolidated financial statements of Nathan’s Famous, Inc. and Subsidiaries as of March 31, 2024 and March 26, 2023 and for the fifty-three week period ended March 31, 2024 and the fifty-two week period ended March 26, 2023 and our report dated June 12, 2024 with respect to our audit of internal control over financial reporting of Nathan’s Famous, Inc. and Subsidiaries as of March 31, 2024, which reports are included in this Annual Report on Form 10-K of Nathan’s Famous, Inc. for the fifty-three week period ended March 31, 2024.

/s/ Marcum LLP

New York, NY

June 12, 2024